WARRANT TO PURCHASE
                             SHARES OF COMMON STOCK
                         OF VIVID LEARNING SYSTEMS, INC.

      This certifies that Matt Hammer (the "Holder"), for value received, is entitled to purchase from Vivid Learning Systems, Inc., a Delaware corporation (the "Company"), a maximum of One Hundred Thousand (100,000) shares of the Company's common stock ("Common Stock") for cash at a price of Three Dollars ($3.00) per share (the "Stock Purchase Price") at any time or from time to time up to and including 4 p.m. (Pacific Standard Time) on December 31, 2008 (the "Expiration Date"). The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant. The Holder may only make an exercise of one-fourth (1/4) of the total number of shares of Common Stock represented by this Warrant on December 31, 2004, and thereafter an additional one-fourth (1/4) each December 31st thereafter.

      This Warrant is subject to the following terms and conditions:

      1. Exercise; Issuance of Certificates; Payment for shares. This Warrant is exercisable at the option of the Holder, at any time or from time to time, up to the Expiration Date for all or any part of the shares of Common Stock (but not for a fraction of a share) that may be purchased hereunder. To exercise this Warrant, Holder must surrender this Warrant to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) together with a properly endorsed Form of Subscription attached hereto as Exhibit A-1. Holder must also tender payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which (a) this Warrant shall have been surrendered and properly endorsed; (b) the Form of Subscription shall have been completed, executed, and endorsed; and, (c) the payment for such shares shall have been delivered. Certificates for the shares of Common Stock so purchased shall be delivered to the Holder by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder and shall be registered in the name of such Holder. In the event of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder within a reasonable time.

      Notwithstanding the foregoing provisions of this Section 1, the Holder shall be entitled to the benefit of the following provisions upon the occurrence of each of the specified events:

      (i) If, at the time the Holder exercises any portion of this Warrant, the Common Stock is publicly traded and the Stock Purchase Price is lower than the then-current market price of the Common Stock as of the exercise date ("Market Price"), then, in lieu of tendering payment of the required Stock Purchase Price, the Holder may surrender the exercised portion of this Warrant in exchange for that number of shares of Common Stock which could be purchased that date at the Market Price utilizing the difference obtained by subtracting
            (A) the Stock Purchase Price for the shares which would have been issued upon exercising that portion of the Warrant from (B) the Market Price of that same number of shares as of that date.

      (ii) If, at any time prior to the Expiration Date, the Company declares an extraordinary dividend, which shall not include dividends from earnings but rather be defined as a dividend associated with a major asset sale wherein the dividend is made from the proceeds of said sale and decreases the assets of the Company or is one wherein the asset value of the Company is decreased in excess of the current years' net earnings, to its shareholders ("Special Dividend"), then the Holder shall be entitled to receive as of that Special Dividend payment date a payment from the Company equal in value to the amount that the Holder would have received from that Special Dividend if the Holder, as of the day before the effective date of the Special Dividend, had been issued 50% of the maximum number of shares of Common Stock that the Holder could have acquired if it had exercised the entire Warrant as of that date.

      (iii) If, each December 31st as a portion of the Warrant becomes eligible for exercise, should Holder elect to not exercise such right, then the Company will cancel that portion and provide a cash payment to Holder of Thirty-seven Thousand Five Hundred Dollars ($37,500) in lieu of the exercise by Holder of the then eligible for exercise portion of the Warrant. The Company shall have sixty (60) days to make said payment after receipt of notice from Holder that they have elected to not exercise the portion of the Warrant eligible for exercise that December 31st. Such an election to receive a payment instead of exercising a portion of the Warrant in one year does not effect Holder's ability to make an exercise in a later year.

      Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid, and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens, and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise.

      3. Adjustment of Stock Purchase Price and Number of Shares. In the event that the outstanding shares of the Company's Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company or a successor entity by reason of merger, corporate reorganization, recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or otherwise, the Board of Directors of the Company, or the governing body of any successor entity, shall make an appropriate and equitable adjustment in the number and kind of shares as to which this Warrant is then unexercised and the Stock Purchase Price to the end that, after such event, the shares as to which this Warrant is then unexercised shall represent the same potential ownership interest in the Company (or that part of the successor entity which consists of the Company) immediately after such event as they represented immediately before such event. Any such adjustment by the Board of Directors or such governing body shall be conclusive and shall bind the Holder, the Company, any successor entity, and any other interested persons.

      4. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Stock Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

      5. Representations and Warranties of Holder. The Holder represents, warrants, and agrees:

            5.1 The Holder will acquire the shares pursuant to this Warrant with the Holder's own funds and not with the funds of anyone else. The shares will be acquired for the Holder's own account, not as a nominee or agent and not for the account of any other person or firm, and no one else has or will have any interest, beneficial or otherwise, in any of the shares. The Holder is not obligated to transfer any of the shares or any interest therein to anyone else other than its partners nor has it any agreement or understanding to do so. The Holder will acquire the shares, if at all, for investment for an indefinite period and not with a view to the sale or distribution of any part or all thereof, by public or private sale or other disposition, and has no intention of selling, granting any participation in, or otherwise distributing or disposing of any shares or any interest therein.

            5.2 The Holder is (or will be at the time of any acquisition of shares) able to bear the economic risk of any investment in shares and is aware that the Holder must be prepared to hold any shares received for an indefinite period and that such shares have not been registered under the Securities Act of 1933, as amended (the "Act").

            5.3 The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of the prospective investment by the Holder contemplated by this Warrant and the Holder has carefully reviewed and will carefully review all the information regarding the Company, access to which has been or will be accorded to the Holder hereunder, is thoroughly familiar with the business, operations, and properties of the Company by virtue of such review and has discussed with the officers of the Company any questions the Holder may have had with respect to the Company. Holder has sought outside professional advice as to any information or material it was not competent to evaluate personally.

            5.4 Without in any way limiting the Holder's representations as set forth herein, the Holder further agrees that the Holder shall in no event make any disposition of all or any part of or interest in this Warrant or the shares and that the shares shall not be encumbered, pledged, hypothecated, sold, or transferred by the Holder nor shall the Holder receive any consideration for the shares or for any interest therein from any person, unless and until prior to any proposed transfer, encumbrance, disposition, pledge, hypothecation, or sale of any of the shares, either (a) a registration statement under the securities laws with respect to the shares proposed to be transferred is then effective; or, (b)(i) the Holder notifies the Company of the proposed disposition, (ii) the Holder furnishes the Company with an opinion of counsel in form and substance satisfactory to the Company to the effect that such disposition will not require registration of any of the shares under the Act or qualification of the shares under any other securities law, and (iii) such opinion of counsel shall have been concurred in by counsel for the Company and the Company shall have advised the Holder of such concurrence.

            5.5 The Holder hereby agrees to indemnify the Company and hold it harmless from and against any and all liability, damage, cost, or expense incurred on account of or arising out of (a) any inaccuracy in any of the representations, warranties, or agreements set forth in this Section 5; (b) the disposition of any shares which the Holder may receive, contrary to the Holder's representations, warranties, and agreements set forth in this Section 5; or, (c) any action, suit, or proceeding based on a claim that said representations, warranties, or agreements were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company under the Federal or State securities laws.

      6. Miscellaneous.

            6.1 The Holder understands and agrees that certificates representing any shares received on exercise of this Warrant will bear a legend which restricts the sale, transfer, or disposition of the shares otherwise than in accordance with the provisions of this Warrant.

            6.2 This Warrant may not be assigned by the Holder whether by operation of law or otherwise, without the prior written consent of Company; provided that such consent shall not required if the assignee is a partner of the Holder and then only if such assignee acknowledges to be bound in the future by the restriction of this 6.2.

            6.2 This Warrant and any provision hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

            6.3 Any notice, request or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to such Holder at its address as shown on the books of the Company or to the Company at its principal office or such other address as either may from time to time provide to the other.

      IN WITNESS WHEREOF, the parties have signed this Warrant as of the date below.

VIVID LEARNING SYSTEMS, INC.                                 MATT HAMMER

/S/ KEVIN A. SMITH                                           /S/ MATT HAMMER
-------------------                                          -------------------
Kevin A. Smith                                               Matt Hammer
President & CEO                                              An Individual

     "Company"                                                        "Holder"
Date:  May 25, 2004                                          Date: May 25, 2004



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